EXHIBIT 10.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT
First Amendment to Second Amended and Restated Loan Agreement, dated the 21st day of November, 2017, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as defined in the Loan Agreement (as hereinafter defined)), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as administrative agent for the Banks (in such capacity, the "Agent"), PNC Bank, National Association, a national banking association, SunTrust Bank, a Georgia banking corporation, JPMorgan Chase Bank, N.A., a national banking association, and Wells Fargo Bank, N.A., a national banking association, each in its capacity as syndication agent for the Banks (in such capacity, individually and collectively, the "Syndication Agent"), and Fifth Third Bank, a national banking association, and Bank of America, N.A., a national banking association, each in its capacity as a documentation agent for the Banks (in such capacity, individually and collectively, the "Documentation Agent") (this "First Amendment").
W I T N E S S E T H:
WHEREAS, pursuant to that certain Second Amended and Restated Loan Agreement, dated April 26, 2016, by and among the Borrower, the Banks party thereto, the Agent, the Syndication Agent and the Documentation Agent (as may be further amended, modified, supplemented or restated from time to time, the "Loan Agreement"), the Banks agreed, among other things, to extend: (i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed Nine Hundred Million and 00/100 Dollars ($900,000,000.00); and (ii) a term loan in an aggregate principal amount equal to Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00);
WHEREAS, the Borrower desires to amend certain provisions of the Loan Agreement, and the Banks and Agent shall permit such amendments pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.
2.Section 1.01 of the Loan Agreement is hereby amended by deleting the following definition in its entirety and in its stead inserting the following:
"Swing Line Note" shall mean the Second Amended and Restated Swing Line Note, dated of even date with the First Amendment Closing Date, made by the Borrower to the Swing Line Lender in the form of Exhibit "C" attached hereto and made a part hereof, as amended, modified or supplemented from time to time,

EXHIBIT 10.1

together with all extensions, renewals, refinancings or refundings in whole or in part.
3.Section 1.01 of the Loan Agreement is hereby amended by inserting the following definition in its appropriate alphabetical order:
"First Amendment Closing Date" shall mean November 21, 2017.
4.Subsections (a) and (b) of Section 2.02.1 of the Credit Agreement are hereby deleted in their entirety and in their stead are inserted the following:
(a)    Swing Line Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swing Line Lender may, in its sole and absolute discretion, make available to the Borrower at any time and from time to time during the period from the First Amendment Closing Date through and including the Business Day immediately preceding the earlier of (i) the date upon which the aggregate unpaid principal balance of the Swing Line Loans become due and payable by demand or (ii) the Expiry Date, by making Swing Line Loans to the Borrower in Dollars in an aggregate principal amount not exceeding at any one time outstanding Fifty Million and 00/100 Dollars ($50,000,000.00) (the "Swing Line Loan Facility"); provided, however, that the sum of (i) the aggregate principal amount of the Swing Line Lender's Swing Line Loans outstanding, plus (ii) the Dollar Equivalent principal amount of all Revolving Credit Loans outstanding of all the Banks, plus (iii) the aggregate Dollar Equivalent amount of Letters of Credit Outstanding at any one time shall not exceed the aggregate amount of the Revolving Credit Facility Commitment as the same may be increased from time to time pursuant to Section 2.21. If not sooner paid, each Swing Line Loan, all unpaid interest thereon and all other sums and costs incurred hereunder with respect to such Swing Line Loan shall be immediately due and payable on the earlier of (i) thirty (30) Business Days from the date such Swing Line Loan was made, (ii) demand or (iii) the Expiry Date, without notice, presentment or demand (unless payable by demand). Within the limits of time and amount set forth in this Section 2.02.1, and subject to the provisions of this Agreement including, without limitation, the Swing Line Lender's right to demand repayment of the Swing Line Loans at any time with or without the occurrence of an Event of Default, Borrower may borrow, repay and reborrow under this Section 2.02.1.
(b)    Swing Loan Note.    The obligation of the Borrower to repay the unpaid principal amount of the Swing Line

EXHIBIT 10.1

Loans made to the Borrower by the Swing Line Lender and to pay interest on the unpaid principal amount thereof will be evidenced in part by the Swing Line Note of the Borrower. The executed Swing Line Note will be delivered by Borrower to the Swing Line Lender on the First Amendment Closing Date.
5.Section 5.14 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
5.14    Financial Covenants.
The following financial covenants with respect to the Borrower and its Subsidiaries, on a Consolidated basis, shall apply:
(a)    Leverage Ratio and Senior Leverage Ratio.
(A)    At any time prior to a Qualified Bond Issuance, the Borrower and its Subsidiaries shall maintain a Leverage Ratio less than or equal to the ratio set forth below, in each case for the period equal to the four (4) consecutive Fiscal Quarters ending on the dates set forth below:

Period Ending	Leverage Ratio
As of December 31, 2017, and as of the last day of each Fiscal Quarter thereafter through and including September 30, 2018	4.00 to 1.0
As of December 31, 2018, and as of the last day of each Fiscal Quarter ending thereafter through and including September 30, 2019	3.75 to 1.0
As of December 31, 2019, and as of the last day of each Fiscal Quarter ending thereafter	3.50 to 1.0

provided, however, on a one-time only basis, at the option of the Borrower exercised by written notice to the Agent, upon the consummation of a Permitted Acquisition, the required Leverage Ratio, shall be, as of the end of the Fiscal Quarter in which such Permitted Acquisition occurs and as of the end of each of the next three (3) Fiscal Quarters thereafter (a "Pre-Issuance Temporary Leverage Increase Period"), for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.00 to 1.00; and

EXHIBIT 10.1

(B)    at any time after the occurrence of a Qualified Bond Issuance, the Borrower and its Subsidiaries shall maintain (i) a Leverage Ratio, as of the end of the Fiscal Quarter in which the Qualified Bond Issuance occurs and as of the end of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.50 to 1.00 and (ii) a Senior Leverage Ratio, as of the end of the Fiscal Quarter in which such Qualified Bond Issuance occurs and as of the end of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 3.50 to 1.00; provided, however, on a one-time only basis, at the option of the Borrower exercised by written notice to the Agent, upon the consummation of a Permitted Acquisition, (x) the required Leverage Ratio, shall be as of the end of the Fiscal Quarter in which such Permitted Acquisition occurs and as of the end of each of the next three (3) Fiscal Quarters thereafter (a "Post-Issuance Temporary Leverage Increase Period"), for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 5.00 to 1.00; and (y) the required Senior Leverage Ratio, shall be as of the end of the Fiscal Quarter in which such Permitted Acquisition occurs and as of the end of each of the next three (3) Fiscal Quarters thereafter (a "Temporary Senior Leverage Increase Period"), for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.00 to 1.00.
(b)    Interest Coverage Ratio.
(A) At any time prior to a Qualified Bond Issuance, the Borrower and its Subsidiaries shall maintain an Interest Coverage Ratio, as of the last day of each Fiscal Quarter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, greater than or equal to 4.00 to 1.0; and
(B) at any time after the occurrence of a Qualified Bond Issuance, the Borrower and its Subsidiaries shall maintain an Interest Coverage Ratio, as of the last day of the Fiscal Quarter in which the Qualified Bond Issuance occurs and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, greater than or equal to 3.00 to 1.0.
6.Exhibit "C and Exhibit "D" to the Loan Agreement are each hereby deleted and in their stead are inserted Exhibit "C" and Exhibit "D" attached hereto.
7.The provisions of Sections 2 through 6 of this First Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

EXHIBIT 10.1

(a)	This First Amendment, duly executed by the Borrower and the Majority Banks;

(b)
payment of all fees and expenses owed to the Agent, the Agent’s counsel and the Banks in connection with this First Amendment (including, without limitation, fees payable pursuant to the Agent's Engagement Letter, dated November 1, 2017);

(c)
Consolidated audited statements of income, changes in shareholder's equity and cash flows of the Borrower and its Subsidiaries for fiscal year 2017 and a Consolidated audited balance sheet of the Borrower and its Subsidiaries as of the close of fiscal year 2017 (all in form and substance as required under Section 5.01(a) of the Loan Agreement; and

(d)	such other documents as may be reasonably requested by the Agent.
8.The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement, except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.
9.The Borrower acknowledges and agrees that each and every document, instrument or agreement which at any time has secured payment of the Borrower's Indebtedness under the Loan Agreement including, but not limited to, (i) the Loan Agreement and (ii) the Guaranty Agreements continue to secure prompt payment when due of the Borrower's Indebtedness under the Loan Agreement.
10.The Borrower hereby represents and warrants to the Banks and the Agent that (i) the Borrower has the legal power and authority to execute and deliver this First Amendment; (ii) the officers of the Borrower executing this First Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Borrower or any Law applicable to the Borrower or result in a breach of any provision of or constitute a default which would have a Material Adverse Effect under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this First Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.
11.The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof; (ii) the Schedules attached to and made part of the Loan Agreement are true and correct as of the date hereof (other than any such Schedule that is made as of or relates to a specific date or time, in which case, such

EXHIBIT 10.1

Schedule is true and correct as of such date or time) in all material respects and there are no material modifications or supplements thereto; and (iii) it presently has no claims or actions of any kind at law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Agreement or the other Loan Documents.
12.Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.
13.The agreements contained in this First Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect. This First Amendment amends the Loan Agreement and is not a novation thereof.
14.This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
15.This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles or the conflicts thereof. The Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this First Amendment.

[INTENTIONALLY LEFT BLANK]

EXHIBIT 10.1

[SIGNATURE PAGE TO FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AGREEMENT]

Attest:                                Matthews International Corporation
By:    /s/ Robert M. Marsh                    By:    /s/ Steven F. Nicola
Name:    Robert M. Marsh                    Name:    Steven F. Nicola
Title:     Vice President and Treasurer                Title:    Chief Financial Officer and Secretary

EXHIBIT 10.1

[SIGNATURE PAGE TO FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AGREEMENT]

Citizens Bank of Pennsylvania, as Agent and for itself as a Bank
By:    /s/ Carol S. Tabacjar
Name: Carl S. Tabacjar
Title: Senior Vice President

PNC Bank, National Association, as a Bank
By:    /s/ Troy Brown
Name:    Troy Brown
Title:    Senior Vice President

Fifth Third Bank, as a Bank
By:    /s/ Michael Barnett
Name:    Michael Barnett
Title:    Managing Director

HSBC Bank USA, National Association, as a Bank
By:    /s/Ross Graney
Name:    Ross Graney
Title:    Assistant Vice President

EXHIBIT 10.1

The Huntington National Bank, as a Bank
By:    /s/ Michael Kiss
Name:    Michael Kiss
Title:    Vice President

First Commonwealth Bank, as a Bank
By:    /s/ Stephen Orban
Name:    Stephen Orban
Title:    Senior Vice President

First National Bank of Pennsylvania, as a Bank
By:    /s/ Robert Heuler
Name:    Robert Heuler
Title:    Vice President

The Northern Trust Company, as a Bank
By:    /s/ Ashish Bhagwat
Name:    Ashish Bhagwat
Title:    Senior Vice President

MUFG Union Bank, N.A. f/k/a Union Bank, as a Bank
By:    /s/ Maria Iarriccio
Name:    Maria Iarriccio
Title:    Director

EXHIBIT 10.1

Wells Fargo Bank, N.A., as a Bank
By:    /s/ J. Barrett Donovan
Name:    J. .Barrett Donovan
Title:    Senior Vice President

JPMorgan Chase Bank, N.A., as a Bank
By:    /s/ Joon Hur
Name:    Joon Hur
Title:    Vice President

Bank of America, N.A., as a Bank
By:    /s/ Katherine Osele
Name:    Katherine Osele
Title:    Vice President

SunTrust Bank, as a Bank
By:    /s/ Lisa Garling
Name:    Lisa Garling
Title:    Director

TD Bank, N.A., as a Bank
By:    /s/ Craig Welch
Name:    Craig Welch
Title:    Senior Vice President

EXHIBIT 10.1

EXHIBIT “C”
SECOND AMENDED AND RESTATED SWING LINE NOTE
$50,000,000.00    Pittsburgh, Pennsylvania
November 21, 2017
FOR VALUE RECEIVED, the undersigned, Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), hereby promises to pay to the order of Citizens Bank of Pennsylvania, a Pennsylvania banking association ("Citizens"), as provided for in the Loan Agreement (as defined below), the lesser of (i) the principal sum of Fifty Million and 00/100 Dollars ($50,000,000.00) or (ii) the aggregate unpaid principal amount of all Swing Line Loans made by Citizens to the Borrower pursuant to that certain Second Amended and Restated Loan Agreement, dated April 26, 2016, by and among the Borrower, Citizens and other financial institutions listed on the signature pages thereof (Citizens and such other financial institutions are each a "Bank" and collectively, the "Banks"), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, as the administration agent for the Banks (in such capacity, the "Agent"), and PNC Bank, National Association, a national banking association, SunTrust Bank, a Georgia banking corporation, JPMorgan Chase Bank, N.A., a national banking association and Wells Fargo Bank, N.A., a national banking association, each in its capacity as syndication agent for the Banks, as amended by that certain First Amendment to Second Amended and Restated Loan Agreement, dated of even date herewith, by and among the Borrower, the Banks and the Agent (as such agreement may be further amended, modified, supplemented or restated from time to time, the "Loan Agreement"). The Borrower hereby further promises to pay to the order of Citizens interest on the unpaid principal amount of this Second Amended and Restated Swing Line Note (the "Swing Line Note") from time to time outstanding at the rate or rates per annum determined pursuant to Article II of, or as otherwise provided in, the Loan Agreement, and with such amounts being payable on the dates set forth in Article II of, or as otherwise provided in, the Loan Agreement.
All payments and prepayments to be made in respect of principal, interest, or other amounts due from the Borrower under this Swing Line Note shall be payable at 12:00 noon, Pittsburgh, Pennsylvania time, on the day when due, without presentment, protest, notice or demand of any kind, all of which are expressly waived, and an action for the payments shall immediately accrue in accordance with the Loan Agreement. All such payments shall be made to Citizens at Citizens' designated office located at 525 William Penn Place, Pittsburgh, Pennsylvania 15219, in lawful money of the United States of America in immediately available funds without setoff, counterclaim or other deduction of any nature.
Except as otherwise provided in the Loan Agreement, if any payment of principal or interest under this Swing Line Note shall become due on a day that is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest in connection with such payment.
This Swing Line Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement. Capitalized terms used in this Swing Line Note that are defined in the Loan

EXHIBIT 10.1

Agreement shall have the meanings assigned to them therein unless otherwise defined in this Swing Line Note.
This Swing Line Note shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of laws thereof. In the event of any Event of Default or the enforcement by Citizens of its rights hereunder, the Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Swing Line Note.
Citizens may at any time pledge all or a portion of its rights under the Loan Documents including any portion of this Swing Line Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341. No such pledge or enforcement thereof shall release Citizens from its obligations under any of the Loan Documents.
This Swing Line Note amends and restates that certain First Amended and Restated Swing Line Note, dated April 26, 2016, made by Borrower to Citizens in the original principal amount not to exceed Thirty-Five Million and 00/100 Dollars ($35,000,000.00) (the "Prior Note"). This Swing Line Note is issued in substitution for (and not in discharge of) the indebtedness evidenced by the Prior Note.
[INTENTIONALLY LEFT BLANK]

EXHIBIT 10.1

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SWING LINE NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has executed, issued and delivered this Swing Line Note in Pittsburgh, Pennsylvania on the day and year written above as a document under seal.
ATTEST:                            Matthews International Corporation
By:    /s/ Robert M. Marsh                    By:    /s/ Steven F. Nicola
Name:    Robert M. Marsh                    Name:    Steven F. Nicola
Title:     Vice President and Treasurer                Title:    Chief Financial Officer and Secretary

EXHIBIT 10.1

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE
[For the Fiscal Year/Quarter Ended ________, 20__]

The undersigned _____________ of Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), hereby certifies to the Agent and the Banks (each as hereinafter defined), pursuant to that certain Second Amended and Restated Loan Agreement, dated April 26, 2016 (as may be amended, modified, supplemented or restated from time to time, the "Loan Agreement"; capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Loan Agreement) by and among the Borrower, the banks party thereto from time to time (the "Banks"), Citizens Bank of Pennsylvania, a Pennsylvania banking institution ("Citizens"), in its capacity as administrative agent for the Banks (Citizens, in such capacity, the "Agent"), and PNC Bank National Association, a national banking association, SunTrust Bank, a national banking association, JPMorgan Chase Bank, N.A., a national banking association, and Wells Fargo Bank, N.A., a national banking association, each in its capacity as a syndication agent for the Banks, as follows:

1.	CHECK ALL THAT APPLY:

______
The audited annual financial statements of the Borrower and its Subsidiaries being delivered to the Agent and the Banks with this Compliance Certificate (a) fairly present the Consolidated financial position of the Borrower and its Subsidiaries and the results of their operations for the fiscal year set forth above determined for the Borrower and its Subsidiaries in accordance with GAAP consistently applied and (b) otherwise comply with the reporting requirements for such financial statements as set forth in Section 5.01(a) of the Loan Agreement.

OR

______
The internally prepared quarterly financial statements of the Borrower and its Subsidiaries being delivered to the Agent and the Banks with this Compliance Certificate (a) fairly present in all material respects the Consolidated financial position of the Borrower and its Subsidiaries and the results of their operations for the Fiscal Quarter set forth above and for the portion of the fiscal year to the end of such Fiscal Quarter, Consolidated for the Borrower and its Subsidiaries in accordance with GAAP (subject to normal and recurring year-end audit adjustments) applied in a manner consistent with the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agent and the Banks and (b) otherwise comply with the reporting requirements for such financial statements as set forth in Section 5.01(b) of the Loan Agreement.

EXHIBIT 10.1

2.	No Event of Default or Potential Default exists on the date hereof.
[NOTE: If any of the above events has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Borrower has taken, are taking or propose to take with respect thereto.]

3.	Maximum Leverage Ratio (Section 5.14(a)).
(IF APPLICABLE)(A) At any time prior to a Qualified Bond Issuance, the Leverage Ratio is _________ to 1.0 for the four (4) consecutive Fiscal Quarters of the Borrower and its Subsidiaries ending on the last day of the Reporting Quarter, which is not greater than the permitted ratio set forth below for the applicable Reporting Quarter, in each case for the period equal to the four (4) consecutive Fiscal Quarters ending on the dates set forth below:

Period Ending	Leverage Ratio
As of December 31, 2017, and as of the last day of each Fiscal Quarter thereafter through and including September 30, 2018	4.00 to 1.0
As of December 31, 2018, and as of the last day of each Fiscal Quarter ending thereafter through and including September 30, 2019	3.75 to 1.0
As of December 31, 2019, and as of the last day of each Fiscal Quarter ending thereafter	3.50 to 1.0

; provided, however, on a one-time only basis, at the option of the Borrower exercised by written notice to the Agent, upon the consummation of a Permitted Acquisition, the required Leverage Ratio shall be, as of the end of each Fiscal Quarter during the Pre-Issuance Temporary Leverage Increase Period, in each case for the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.00 to 1.00.
(IF APPLICABLE) (B) At any time after the occurrence of a Qualified Bond Issuance, (i) the Leverage Ratio is _________ to 1.0 for the four (4) consecutive Fiscal Quarters of the Borrower and its Subsidiaries ending on the last day of the Reporting Quarter, which is not greater than the permitted ratio of 4.50 to 1.00 calculated as of as the end of the Fiscal Quarter in which the Qualified Bond Issuance occurs and as of the end of each Fiscal Quarter thereafter; and (ii) the Senior Leverage Ratio is _________ to 1.0 for the four (4) consecutive Fiscal Quarters of the Borrower and its Subsidiaries ending on the last day of the Reporting Quarter, which is not greater than the permitted ratio of 3.50 to 1.00 calculated as of as the end of the Fiscal Quarter in which the Qualified Bond Issuance occurs and as of the end of each Fiscal Quarter thereafter; provided, however, on a one-

EXHIBIT 10.1

time only basis, at the option of the Borrower exercised by written notice to the Agent, upon the consummation of a Permitted Acquisition, (x) the required Leverage Ratio shall be, as of the end of each Fiscal Quarter during the Post-Issuance Temporary Leverage Increase Period, in each case for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 5.00 to 1.00; and (y) the required Senior Leverage Ratio, shall be as of the end of each Fiscal Quarter during the Temporary Senior Leverage Increase Period, in each case for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.00 to 1.00.

4.	Minimum Interest Coverage Ratio (Section 5.14(b)).
(IF APPLICABLE) (A) At any time prior to a Qualified Bond Issuance, the Interest Coverage Ratio is _________ for the four (4) consecutive Fiscal Quarters of the Borrower and its Subsidiaries ending on the last day of the Reporting Quarter, which is not lower than the permitted ratio of 4.00 to 1.0.
(IF APPLICABLE) (B) At any time after the occurrence of a Qualified Bond Issuance, the Interest Coverage Ratio is _________ for the four (4) consecutive Fiscal Quarters of the Borrower and its Subsidiaries ending on the last day of the Reporting Quarter, which is not lower than the permitted ratio of 3.00 to 1.0.

5.
The calculations used in connection with the above financial covenants are attached to this Compliance Certificate, including without limitation, the calculations and such other supporting evidence as reasonably necessary to determine the Net Savings included in the calculation of EBIT, all in reasonable detail.

[INTENTIONALLY LEFT BLANK]

EXHIBIT 10.1

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate to be effective the ____ day of ________, 20___, as a document under seal.

WITNESS:                            Matthews International Corporation
By:                (SEAL)
Name:
Title: